As filed with the Securities and Exchange Commission on December 4, 2012

Registration No. 333-129475

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION NO. 333-129475

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kenexa Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	23-3024013
(State or other jurisdiction of incorporation or organization)	(I.R.S employer Identification No.)

650 East Swedesford Road Wayne, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Kenexa Corporation 2000 Stock Option Plan

Kenexa Corporation 2005 Equity Incentive Plan

(Full Title of the Plan)

Nooruddin S. Karsan

Chairman of the Board and Chief Executive Officer

650 East Swedesford Road

Wayne, Pennsylvania 19087

(Name and address of agent for service)

(610) 971-9171

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (Registration No. 333-129475) of Kenexa Corporation (the “Company”) filed with the Securities and Exchange Commission on November 4, 2005 (the “Registration Statement”). The Registration Statement registered a total of 4,842,910 shares of the Company’s common stock, par value $0.01 (“Common Stock”), issuable under the Company’s 2000 Stock Option Plan and the Company’s 2005 Equity Incentive Plan (the “Plans”).

On December 3, 2012, pursuant to the terms of the Agreement and Plan of Merger, dated as of August 25, 2012, by and among the Company, International Business Machines Corporation (“Parent”), and Jasmine Acquisition Corp., a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent.

In connection with the Merger, the Company has terminated the Plans and no additional Common Stock will be issued thereunder. In accordance with an undertaking made by the Company to remove from registration, by means of a post-effective amendment, any shares of Common Stock which remain unsold at the termination of the offering under the Plans, the Company hereby removes from registration all shares of Common Stock under the Registration Statement that remained unsold as of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, Kenexa Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement No. 333-129475 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wayne, Commonwealth of Pennsylvania, on the 4th day of December, 2012.

KENEXA CORPORATION

By:	/s/ Nooruddin S. Karsan
Nooruddin S. Karsan
Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement No. 333-129475 has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Nooruddin S. Karsan Nooruddin S. Karsan	Chief Executive Officer and Director (Principal Executive Officer)	December 4, 2012

/s/ Donald F. Volk Donald F. Volk	Chief Financial Officer (Principal Financial and Accounting Officer)	December 4, 2012